Exhibit 4.3

MORTGAGE SALE
AGREEMENT

by and among

ROYAL BANK OF CANADA

as Seller

and

RBC COVERED BOND GUARANTOR
LIMITED PARTNERSHIP

as Purchaser

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

October 25, 2007

TABLE OF CONTENTS

Page
ARTICLE 1 INTERPRETATION		1
1.1	Definitions and Interpretations	1
ARTICLE 2 AMOUNTS AND TERMS OF THE PURCHASES		2
2.1	Purchase Facility	2
2.2	Making Purchases	2
2.3	Repurchase upon Breach or Adverse Claim	5
2.4	Optional Repurchase Provisions	6
2.5	Further Advances	6
2.6	Payments and Computations, Etc.	6
ARTICLE 3 CONDITIONS OF PURCHASE		7
3.1	Conditions Precedent to Initial Purchase	7
3.2	Conditions Precedent to All Purchases	8
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		10
4.1	Seller Representations and Warranties	10
4.2	Purchaser Representations and Warranties	14
ARTICLE 5 COVENANTS		15
5.1	Seller Covenants	15
ARTICLE 6 INDEMNIFICATION		17
6.1	Indemnities by the Seller	17
ARTICLE 7 PERFECTION OF THE SALE		18
7.1	Perfection	18
7.2	Registration	19
7.3	Acts Prior to Perfection	19
7.4	Further Assurances	19
7.5	Power of Attorney	19
7.6	Limitation on Power of Attorney	20
7.7	Costs	20
ARTICLE 8 PRE-EMPTIVE RIGHT		21
8.1	Pre-Emptive Right	21
8.2	Acceptance	21
8.3	Offers to Others	21
8.4	Repurchase	21
8.5	Loans and Related Security Files	22
ARTICLE 9 MISCELLANEOUS		22
9.1	The Bond Trustee	22
9.2	Amendments, Etc.	23

9.3	Notices, Etc.	23
9.4	Assignability	23
9.5	Costs and Expenses	24
9.6	Confidentiality	25
9.7	Governing Law and Jurisdiction	25
9.8	Execution in Counterparts	25
9.9	Entire Agreement	25
9.10	Headings	26

SCHEDULES

SCHEDULE 1 — LOAN ELIGIBILITY CRITERIA

SCHEDULE 2.2(b) – FORM OF LOAN PURCHASE NOTICE

SCHEDULE 2.2(g)– FORM OF SELLER ASSIGNMENT

SCHEDULE 4.1(l) – LOCATION OF SELLER

SCHEDULE 8.1 – FORM OF LOAN OFFER NOTICE

SCHEDULE 8.2 – FORM OF LOAN OFFER REPURCHASE NOTICE

MORTGAGE SALE AGREEMENT

THIS MORTGAGE SALE AGREEMENT made as of the 25th day of October, 2007.

BY AND AMONG :

ROYAL BANK OF CANADA, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 (hereinafter referred to as the “Seller”)

- and -

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at the Royal Bank Plaza, 9th Floor, 200 Bay Street, Toronto, Ontario, Canada, M5J 2J5 by its managing general partner RBC COVERED BOND GP INC. (hereinafter referred to as the “Purchaser”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company formed under the laws of Canada whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1 in its capacity as the Bond Trustee (hereinafter the “Bond Trustee”).

RECITALS:

A.
The Seller desires from time to time to sell, transfer and assign Eligible Loans on a fully serviced basis, and the Purchaser desires to acquire such Eligible Loans on and subject to the terms and conditions of this Agreement.

B.	Contemporaneous with their execution and delivery of this Mortgage Sale Agreement each of the parties hereto has executed and delivered a Servicing Agreement dated as of the date hereof.

THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants, representations, agreements and warranties of the parties contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions and Interpretations

The Master Definitions and Construction Agreement dated as of October 25, 2007 made between the parties to the Transaction Documents on the Programme Date, as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto, is expressly and specifically incorporated into this Agreement and, accordingly, all capitalized terms used herein without definition shall have the meanings ascribed thereto in the Master Definitions and Construction Agreement, and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

ARTICLE 2
AMOUNTS AND TERMS OF THE PURCHASES

2.1	Purchase Facility

On and subject to the terms and conditions hereinafter set forth, the Purchaser hereby agrees to make purchases of Eligible Loans pursuant to Section 2.2(a) from time to time.

2.2	Making Purchases

(a)
The Purchaser may from time to time enquire of the Seller, or the Seller may notify the Purchaser, as to the availability of Eligible Loans and their Related Security to be acquired by the Purchaser from the Seller pursuant to this Agreement.

(b)
Upon receiving notice or confirmation, as the case may be, that the Seller has Eligible Loans and their Related Security available for sale, the Seller may from time to time deliver an irrevocable written notice in the form of Schedule 2.2(a) (each, a “Loan Purchase Notice”) to the Purchaser in accordance with Section 9.4 (other than the Loan Purchase Notice in respect of the first Purchase Date, each such Loan Purchase Notice must be received by the Purchaser prior to 11:00 a.m. (Toronto time) at least three (3) Business Days prior to the related Purchase Date or, in the case of the initial Purchase Date, prior to 11:00 a.m. (Toronto time) on such date).  The Loan Purchase Notice for the first Purchase Date shall be delivered on the Purchase Date.

(c)	Each Loan Purchase Notice for a purchase of Eligible Loans shall:

(i)
specify the date (each, a “Purchase Date”) on which the purchase and sale of the Eligible Loans and their Related Security identified in such Loan Purchase Notice is to take place and the Cut-Off Date for such purchase, provided that such Purchase Date (other than the first Purchase Date for which the Purchase Date shall be November 5, 2007) must be a Guarantor LP Payment Date;

(ii)	specify the Aggregate Purchase Price to be paid by the Purchaser to the Seller on the Purchase Date for the Eligible Loans identified in such Loan Purchase Notice;

(iii)	contain a listing of the Eligible Loans to be purchased on the Purchase Date including:

(A)	for each Eligible Loan subject to such Loan Purchase Notice:

(1)	the Seller’s identification number for such Eligible Loan;

(2)	the name of the Borrower in respect of such Eligible Loan;

(3)	the municipal street address, city, province and postal code of the related mortgaged property;

(4)	the insurer account number in respect any insured Eligible Loan, if applicable;

(5)	aggregate amount advanced in respect of the Loan;

(6)	the rate of interest chargeable on each such Eligible Loan as of the related Cut-Off Date;

(7)	if applicable, the date(s) on which adjustments in interest are to take place or may be effected by the lender pursuant to the Mortgage Terms in respect of the Loan;

(8)	the date on which the last payment is due in respect of such Eligible Loan;

(9)	the remaining amortization period in respect of such Eligible Loan; and

(10)	the Current Balance (excluding Capitalized Interest and Capitalized Arrears) of such Eligible Loan as of the related Cut-Off Date.

(B)	for all Eligible Loans subject to such Loan Purchase Notice, on an aggregate basis:

(1)	the highest and lowest interest rates chargeable on all of the Eligible Loans included in such Loan Purchase Notice;

(2)	the weighted average amortization period for such Eligible Loans (in months);

(3)	the current index, prime or other reference rate(s) applicable to such Eligible Loans as at the Cut-Off Date;

(4)	the number of Eligible Loans identified in the Loan Purchase Notice; and

(5)	the aggregate Current Balance as of the related Cut-Off Date of such Eligible Loans.

(d)
If the Purchaser agrees to the terms and conditions set out in the Loan Purchase Notice it shall signify its acceptance thereof by executing and returning such Loan Purchase Notice to the Seller on the same day as the day of receipt thereof.

(e)
If the Purchaser fails to accept such Loan Purchase Notice within such period it shall be deemed to have declined to complete the proposed purchase on the terms and conditions set out in such Loan Purchase Notice and this Agreement.

(f)
Upon its acceptance of a Loan Purchase Notice, there shall exist a binding agreement between the Seller and the Purchaser for the purchase by the Purchaser from the Seller of the Eligible Loans listed in the relevant Loan Purchase Notice upon the terms and conditions of this Agreement including, without limitation, satisfaction of the conditions precedent in Section 3.1, in the case of the initial purchase, and Section 3.2, in the case of the initial purchase and all subsequent purchases.

(g)
On each Purchase Date specified in a Loan Purchase Notice, with respect to the Eligible Loans and their Related Security specified in such Loan Purchase Notice, together with all Collections (collectively the “Purchased Assets”) from the Cut-Off Date to the relevant Purchase Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article 3, pay to the Seller in same day funds an amount equal to the Aggregate Purchase Price by depositing such amount into the Seller’s Account or, if the Seller so elects in writing to the Purchaser on or before the applicable Purchase Date, the Purchaser shall credit the Seller’s Capital Account Ledger with an amount equal to all of (or the portion of the Aggregate Purchase Price not paid in cash) the Aggregate Purchase Price. Upon such payment and deposit or credit, as the case may be, all of the Seller’s beneficial ownership of such Purchased Assets subject to the related Loan Purchase Notice shall be sold, assigned and transferred to the Purchaser on a fully serviced basis effective as of the related Purchase Cut-Off Date and the Seller will execute and deliver the Seller Assignment.

(h)
On each Purchase Date, the Seller shall provide to the Purchaser (prior to a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings deliver to the Cash Manager and following a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings deposit in the GIC Account) in respect of the Purchased Loans and their Related Security acquired by the Purchaser on such date an amount equal to the aggregate Collections received by the Seller after the applicable Cut-Off Date and prior to such Purchase Date in respect of such Purchased Loans and their Related Security.

2.3	Repurchase upon Breach or Adverse Claim

(a)
If the Cash Manager or Asset Monitor give notice (each, a “Loan Repurchase Notice”) to the Seller (with a copy to the Purchaser) upon the discovery of any (i) breach of the Seller’s representations, warranties or covenants made pursuant to or in connection with this Agreement or in connection with any other Purchase Document which materially and adversely affects the interest of the Purchaser in any Purchased Loan or the value of the affected Purchased Loan; or (ii) Adverse Claim other than a Permitted Security Interest or arising through the Purchaser which materially and adversely affects the interest of the Purchaser in any Purchased Loan or the value of the affected Purchased Loan. For purposes of this Section 2.3(a), a loss or potential loss of more than 1% of the value of the affected Purchased Loan shall be deemed to be material. For greater certainty, such threshold is not intended to establish materiality for any other purpose, including, without limitation, with respect to Adverse Claims that result in a loss potential loss of 1% or less of the value of any Purchased Loan. The parties acknowledge that, for the purpose of the foregoing, if any Purchased Loan was not on the related Purchase Date an Eligible Loan, it shall be deemed to have been materially and adversely affected. Unless any such breach or Adverse Claim shall have been cured by the end of the 28th Business Day after delivery of the related Section 2.3 Notice, the Purchaser may, by written notice to the Seller (which notice shall be delivered within five days after the expiry of such 28 Business Day period without such breach or Adverse Claim having been cured), require the Seller to repurchase such Purchased Loan on the first Guarantor LP Calculation Date occurring after such 28th Business Day period.

(b)
As consideration for the repurchase of any Purchased Loan under this Section 2.3, the Seller shall remit the Repurchase Amount of such Purchased Loan and any other Loan secured or intended to be secured by the Related Security of such Purchased Loan on the applicable Guarantor LP Calculation Date (with the Repurchase Amount being determined as of such Guarantor LP Calculation Date), and thereupon all of the Purchaser’s right, title and interest in and to such Purchased Loan and all Collections thereon and proceeds thereof from and after such Guarantor LP Calculation Date shall be sold, assigned and transferred to the Seller effective as of such Guarantor LP Calculation Date, without recourse, representation or warranty (whether express, implied, statutory or otherwise) to, against, by or on behalf of the Purchaser save and except that (x) such Purchased Loan and proceeds thereof are free and clear of any Adverse Claim created by the Purchaser and (y) the Purchaser has the power and authority to sell, transfer and assign such Purchased Loan and the proceeds thereof to the Seller as herein provided. The Purchaser will, at the expense of the Seller, execute and deliver such assignments or other instruments of conveyance with respect to any Purchased Loan repurchased by the Seller pursuant to this Section 2.3 as may be reasonably requested.  The Purchaser shall apply an amount equal to the Repurchase Amount (less Accrued Interest and Arrears of Interest) in accordance with the Pre-Acceleration Principal Priority of Payments.

2.4	Optional Repurchase Provisions

Prior to the occurrence of an Issuer Event of Default, the Seller may from time to time offer to purchase one or more of the Purchased Loans on any Guarantor LP Payment Date at a purchase price (the “Optional Loan Repurchase Price”) equal to the aggregate Fair Market Value with respect to such Purchased Loans as of the date of such offer. If the Purchaser chooses to accept such offer and the Asset Coverage Test is satisfied on such Guarantor LP Calculation Date on a proforma basis after giving effect to such sale, (i) the Seller shall provide to the Guarantor LP (prior to a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings deliver to the Cash Manager and following a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings deposit in the GIC Account) an amount equal to the Optional Loan Repurchase Price on the related Guarantor LP Calculation Date; (ii) upon the making of such payment all of the Purchaser’s right, title and interest in and to such Purchased Loans and any Collections from the date of such offer to the relevant Guarantor LP Calculation Date shall be sold, assigned and transferred by the Purchaser to the Seller effective as of the date of such offer, without recourse, representation or warranty (whether express, implied, statutory or otherwise) to, against, by or on behalf of the Purchaser save and except that (x) such Purchased Loans and proceeds thereof are free and clear of any Adverse Claim created by the Purchaser and (y) the Purchaser has the power and authority to sell, transfer and assign such Purchased Loans and proceeds thereof as herein provided. The Purchaser will, at the expense of the Seller execute and deliver such assignments or other instruments of conveyance with respect to the Purchased Loans purchased pursuant to this Section 2.4 as may be reasonably requested.

2.5	Further Advances

The sale by any Seller of any Loans and their Related Security to the Purchaser shall not include any obligation to pay any Further Advance (if any), or any other such obligation relating to payment of funds to a Borrower in respect of such Loans which obligation shall at all times, and notwithstanding the sale of such Loans and their Related Security to the Purchaser, remain an obligation of the relevant Seller.  All such Further Advances in respect of the Loans and their Related Security in the Covered Bond Portfolio will be funded in accordance with the terms of the Intercompany Loan and the Guarantor LP Agreement.

2.6	Payments and Computations, Etc.

(a)
All amounts to be paid to the Cash Manager or deposited in the Guarantor LP Account, shall be paid or deposited, as the case may be, no later than 11:00 a.m. (Toronto time) on the day when due in same day funds. All amounts received after 11:00 a.m. (Toronto time) will be deemed to have been received on the immediately succeeding Business Day.

(b)
The Seller shall pay interest on any amount not paid or deposited by the Seller when due hereunder, at an interest rate equal to the rate of interest payable by the Purchaser on Advances under the Intercompany Loan Agreement, payable on demand.

(c)
All computations of interest under subsection (b) above and all computations of fees and other amounts hereunder shall be made on the basis of a year of 365 days, as the case may be, for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day.

(d)
The Seller shall make all payments required to be made by it hereunder or under any other Purchase Document, in its personal capacity or in its capacity as Seller, without deduction, allowance or set-off regardless of any defence or counterclaim (whether based on any law, rule or policy now or hereafter issued or enacted by any Government Authority) unless required by applicable law.

(e)
Each interest rate which is calculated under this Agreement on any basis other than the actual number of days in a calendar year (the “Deemed Interest Period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the number of days in the Deemed Interest Period, then multiplying such result by 365.

ARTICLE 3
CONDITIONS OF PURCHASE

3.1	Conditions Precedent to Initial Purchase

The initial purchase by the Purchaser of Eligible Loans is subject to the conditions precedent that, as the case may be, the following shall have occurred or that the Purchaser shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to it, acting reasonably:

(a)	Executed copies of this Agreement and the other Purchase Documents.

(b)	A certificate of confirmation with respect to the Seller issued by the Office of the Superintendent of Financial Institutions.

(c)	Certified copies of all documents evidencing necessary corporate approvals.

(d)
A certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other Purchase Documents to which it is a party. Until the Purchaser receives a subsequent incumbency certificate from the Seller, the Purchaser shall be entitled to rely on the last such certificates delivered to it by the Seller.

(e)	A favourable opinion of counsel for the Seller, in form satisfactory to the Purchaser, acting reasonably.

(f)
Acknowledgements or duplicate registration copies of proper assignments, Financing Statements and other similar documents or instruments, with registration particulars stamped thereon, naming the Seller as seller or assignor and the Purchaser as purchaser or assignee, and duly filed on or before the date of such purchase under the PPSA in Ontario in order to perfect the interests of the Purchaser in the applicable Eligible Loans contemplated by this Agreement.

(g)
Executed copies of all financing statements, financing change statements, discharges and releases, if any, necessary to discharge or release all security interests and other rights or interests of any Person in the Purchased Assets previously granted by the Seller, together with copies of the relevant financing change statements or other discharge statements or releases with the registration particulars stamped thereon or other assurance satisfactory to the Purchaser.

(h)
Completed PPSA search results, dated within five Business Days of the date of the initial Purchase Date, listing the financing statements referred to in Section 3.1(f) above and all other effective financing statements filed in the jurisdictions referred to in Section 3.1(f) above that name the Seller as debtor and show no other Adverse Claims on any of the Purchased Loans.

(i)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

3.2	Conditions Precedent to All Purchases

Each purchase by the Purchaser under this Agreement of Eligible Loans (including the initial purchase) shall be subject to the further conditions precedent that, as the case may be, the following shall have occurred or that the Purchaser shall have received on or before the date of such purchase the following, each in form and substance (including the date thereof) satisfactory to it, acting reasonably:

(a)	A completed Loan Purchase Notice in accordance with Section 2.2(a) of this Agreement.

(b)
On the applicable Purchase Date, the following statements shall be true (and acceptance of the Aggregate Purchase Price payable by the Purchaser to the Seller on the date of such purchase shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)	the representations and warranties contained in Sections 4.1 and 4.2 are true and correct on and as of the date of such purchase as though made on and as of such date; and

(ii)
no event has occurred and is continuing, or would result from such purchase, that constitutes a Servicer Event of Default or that would constitute a Servicer Event of Default but for the requirement that notice be given or time elapse or both;

(c)
An executed Seller Assignment in respect of the Purchased Loans to be sold to the Purchaser on the applicable Purchase Date, together with executed separate powers of attorney substantially in the form contemplated by Section 7.5;

(d)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

(e)
If the sale of New Loans on the relevant Purchase Date includes the sale of New Loan Types to the Purchaser, the Bond Trustee has received Rating Agency Confirmation that such New Loan Types may be sold to the Purchaser.

(f)
If it has not already done so, the relevant New Seller accedes to the terms of this Agreement (with such subsequent amendments as may be agreed by the parties thereto) so that it has in relation to those New Loans and their Related Security to be sold to the Purchaser substantially the same rights and obligations as the Original Seller had in relation to those Loans and their Related Security comprised in the Initial Covered Bond Portfolio hereunder and procures that on the relevant Purchase Date its legal advisers shall provide the Purchaser and the Bond Trustee with legal opinions opining on, amongst other things, the accession of the relevant New Seller to this Agreement in such form as may be reasonably required by the Bond Trustee.

(g)
If it has not already done so, the relevant New Seller accedes to the terms of the Guarantor LP Agreement as a limited partner (with such subsequent amendments as may be agreed between the parties thereto) so that the relevant New Seller has in relation to those New Loans and their Related Security to be sold to the Purchaser substantially the same rights and obligations as the Original Seller had in relation to those Loans and their Related Security comprised in the Initial Covered Bond Portfolio thereunder.

(h)
If the relevant New Seller has not already done so, that New Seller accedes to the terms of the Servicing Agreement (with such subsequent amendments as may be agreed by the parties thereto) so that it has in relation to those New Loans and their Related Security to be sold to the Purchaser substantially the same rights and obligations as the Original Seller had in relation to those Loans and their Related Security comprised in the Initial Covered Bond Portfolio thereunder.

(i)
If it has not already done so, the relevant New Seller accedes to the terms of the Trust Deed and the Security Agreement in such form as the may be required by the Purchaser and the Bond Trustee (each acting reasonably) (with such subsequent amendments as may be agreed between the parties thereto respectively) and enters into such other documents in such form as may be required by the Bond Trustee and the Purchaser (each acting reasonably) to give effect to the addition of the relevant New Seller to the transactions contemplated by the Programme.

(j)
The Bond Trustee is satisfied that the accession of the relevant New Seller to the Programme would not be materially prejudicial to the Covered Bondholders and has received a Rating Agency Confirmation in relation thereto.

(k)	The Bond Trustee is satisfied that the accession of any New Seller to the Programme would be without prejudice to the Asset Coverage Test.

(l)	On the relevant Purchase Date, if the Seller is a New Seller, the relevant New Seller shall deliver to the Bond Trustee or its representative the following documents:

(i)	A certificate of confirmation with respect to the Seller issued by the Office of the Superintendent of Financial Institutions.

(ii)	Certified copies of all documents evidencing necessary corporate approvals.

(iii)
A certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other Purchase Documents to which it is a party. Until the Purchaser receives a subsequent incumbency certificate from the Seller, the Purchaser shall be entitled to rely on the last such certificates delivered to it by the Seller.

(iv)	A favourable opinion of legal counsel for the Seller, in form satisfactory to the Purchaser, acting reasonably.

(v)
Acknowledgements or duplicate registration copies of proper assignments, Financing Statements and other similar documents or instruments, with registration particulars stamped thereon, naming the Seller as seller or assignor and the Purchaser as purchaser or assignee, and duly filed on or before the date of such purchase under the PPSA in Ontario in order to perfect the interests of the Purchaser in the applicable Eligible Loans contemplated by this Agreement.

(vi)
Executed copies of all financing statements, financing change statements, discharges and releases, if any, necessary to discharge or release all security interests and other rights or interests of any Person in the Purchased Assets previously granted by the Seller, together with copies of the relevant financing change statements or other discharge statements or releases with the registration particulars stamped thereon or other assurance satisfactory to the Purchaser.

(vii)
Completed PPSA search results, dated within five Business Days of the date of the initial Purchase Date, listing the financing statements referred to in Section 3.1(f) above and all other effective financing statements filed in the jurisdictions referred to in Section 3.1(f) above that name the Seller as debtor and show no other Adverse Claims on any of the Purchased Loans.

(viii)	Such other approvals, opinions or documents as the Purchaser may reasonably request.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Seller Representations and Warranties

The Seller represents and warrants to the Purchaser as follows as of the date hereof and as of each Purchase Date that:

(a)
The Seller is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event.

(b)	The Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(c)
The execution, delivery and performance by the Seller of the Purchase Documents to which it is a party (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Seller, (2) any law, rule or regulation applicable to the Seller, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Seller or its property.

(d)
No authorization, approval, licenses, consent or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Purchase Documents to which it is a party or to make such Purchase Documents legal, valid, binding and admissible into evidence in a court of competent jurisdiction, other than authorizations, approvals, licenses, consents, actions, notices or polling that have been obtained, made or taken.

(e)
Each of the Purchase Documents to which the Seller is a party has been duly executed and delivered and constitutes the legal, valid and binding obligation of, and is enforceable in accordance with its terms against, the Seller, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(f)
There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened, against or affecting the Seller at law, in equity or before any arbitrator or Governmental Authority having jurisdiction which, if adversely determined, would result in a Material Adverse Event.

(g)
The Seller is the legal and beneficial owner of the Eligible Loans to be sold to the Purchaser on each Purchase Date, free and clear of any Adverse Claim other than Permitted Security Interests; upon each purchase, the Purchaser shall acquire a valid and enforceable first priority perfected beneficial ownership interest in the applicable Purchased Loans and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim other than Permitted Security Interests.

(h)
Other than (i) registrations in the appropriate land titles office, land registry office or similar office of public registration in respect of the sale, transfer and assignment of the relevant Purchased Loans from the Seller to the Purchaser effected by this Agreement and the Seller Assignments, and (ii) the provision to Borrowers under the related Purchased Loans or the obligors under the Related Security of actual notice of the sale, transfer and assignment thereof to the Purchaser, all material filings, recordings, notifications, registrations or other actions under all applicable laws have been made or taken in each jurisdiction where necessary or appropriate (and where permitted by applicable law) to give legal effect to the transactions contemplated hereby and by the other Purchase Documents, and to validate, preserve, perfect and protect the Purchaser’s ownership interest in and rights to collect any and all of the related Purchased Loans being purchased on the relevant Purchase Date, including the right to enforce such Purchased Loans and the Related Security related thereto.

(i)
Each Loan Purchase Notice, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller, as Seller or otherwise, to the Purchaser in connection with this Agreement is or will be complete and accurate as of the date so furnished.

(j)	Each Purchased Loan is and will be an Eligible Loan as of the Cut-Off Date.

(k)	The Seller’s complete name is set forth in the preamble to this Agreement.

(l)	The chief or principal place of business and chief executive office (as such terms are used in the PPSA) of the Seller are located at the address referred to in Schedule 4.1(l).

(m)
Each Loan and Related Security File is complete in all material respects and reflects all material transactions between the Seller and the Borrower under the related Purchased Loans and any other Person in respect thereof.

(n)	No selection procedures have been used in identifying the Eligible Loans for sale to the Purchaser which are adverse to the interests of the Purchaser.

(o)	The particulars of the Loans set out in the relevant Loan Purchase Notice in respect of any relevant Cut-Off Date are true, complete and accurate in all material respects.

(p)
Each of the Loans was originated by the Seller, in compliance with all material laws applicable thereto, in the ordinary course of business and kept on its books for a minimum of one month prior to the Cut-Off Date.

(q)	Each of the Loans was originated in Canadian dollars and is denominated in Canadian dollars.

(r)	No Loan has a Current Balance of more than Cdn.$3,000,000 as of the Cut-Off Date.

(s)	Each Loan (other than Loans that are home equity lines of credit) has a remaining amortization period of less than 50 years as at the relevant Cut-Off Date.

(t)	The first payment due pursuant to the relevant Mortgage Terms for each Loan has been paid.

(u)	The Lending Criteria are the lending criteria applicable to the Loans and their Related Security and are consistent with the criteria used by a Reasonable and Prudent Mortgage Lender.

(v)
Prior to the making of each advance under each of the relevant Loans, the Lending Criteria and all preconditions to the making of any Loan were satisfied in all material respects subject only to such exceptions as made on a case by case basis as would be acceptable to a Reasonable and Prudent Mortgage Lender.

(w)
Each Loan was made and its Related Security taken or received substantially on the terms of the Standard Documentation, and is subject to renewal in accordance therewith using Standard Documentation therefore, without any material variation thereto and nothing has been done subsequently to add to, lessen, modify or otherwise vary the express provisions of any of the same in any material respect.

(x)
No Loan is guaranteed by a third party save where the guarantee and any security  related to such guarantee constitutes legal, valid and binding obligations of the guarantor enforceable in accordance with their terms and are assignable to the Purchaser and its assigns, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(y)
The Current Balance on each Loan and its Related Security (excluding for greater certainty, any agreement to provide Further Advances pursuant to the Mortgage Terms in respect of any relevant Loan including, without limitation, Additional Loan Advances and Line of Credit Drawings, which have not yet been advanced and become debts due) constitute a legal, valid, binding and enforceable debt due to the relevant Seller from the relevant Borrower and the terms of each Loan and its Related Security constitute valid and binding obligations of the Borrower enforceable in accordance with their terms (other than any agreement for Line of Credit Drawings (if any) and any other Additional Loan Advances).

(z)	Interest on each Loan is charged in accordance with the Standard Documentation.

(aa)	Each of the Loans is not a Non-Performing Loan.

(bb)	The whole of the Current Balance on each Loan is secured by a Mortgage over residential property in Canada.

(cc)	Each Mortgage constitutes a valid first mortgage lien over the related residential Property, or is insured as a first priority lien, in each case subject to Permitted Security Interests.

(dd)
Each Mortgage has first priority, subject to Permitted Security Interests, for the whole of the Current Balance on the Loan and all future interest, fees, costs and expenses payable under or in respect of such Mortgage.

(ee)
The True Balance on each Loan (other than any agreement for Additional Loan Advances (if any) or any home equity lines of credit which is secured on the same Property as the Borrower’s existing Loan and which may permit the Borrower to make further draws from time to time up to an amount fixed at the inception of the Loan and corresponding home equity line of credit) constitutes a  legal, valid, binding and enforceable debt due to the Seller from the relevant Borrower and the terms of each Loan and its related Mortgage constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(ff)
There is no requirement in order for a sale, transfer and assignment of the Loans and their Related Security to be effective to obtain the consent of the Borrower to such sale, transfer or assignment and such sale, transfer and assignment shall not give rise to any claim by the Borrower against the Purchaser, the Bond Trustee or any of their successors in title or assigns.

(gg)	All of the Properties are in Canada.

(hh)
Not more than 12 months (or a longer period as may be acceptable to a Reasonable and Prudent Mortgage Lender) prior to the granting of each Loan, the Seller obtained information on the relevant Property from an independently maintained valuation model, acceptable to a Reasonable and Prudent Mortgage Lender, or received a valuation report on the relevant Property, which would be, and the contents or confirmation, as applicable, of which, were such as would be, acceptable to a Reasonable and Prudent Mortgage Lender or obtained such other form of valuation of the relevant Property which has received Rating Agency Confirmation.

(ii)
Prior to the taking of Related Security (other than a re-mortgage) in respect of each Loan, the Seller instructed lawyers to conduct a search of title to the relevant Property and to undertake such other searches, investigations, enquiries and actions on behalf of the Seller as would be acceptable to a Reasonable and Prudent Mortgage Lender or the Borrower was required as a condition to granting the relevant Loan to obtain title insurance in respect of the relevant Property from an insurer acceptable to a Reasonable and Prudent Mortgage Lender.

(jj)
Each Loan contains a requirement that the relevant Property forming part of the Related Security be covered by adequate building insurance maintained by the Borrower or in the case of a leasehold property under a policy arranged by a relevant landlord or property management company.

(kk)
The Seller has, since the making of each Loan, serviced the Loan in compliance with all material laws applicable thereto, kept or procured the keeping of full and proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to such Loans and their Related Security.

The representations and warranties of the Seller shall survive the Purchase Date on which such representations and warranties are given or deemed to be given pursuant to this Agreement for a period of three years following such Purchase Date.

4.2	Purchaser Representations and Warranties

Purchaser represents and warrants to the Seller as of the date hereof and as of each Purchase Date that:

(a)
The Purchaser is a limited partnership formed under the laws of the Province of Ontario, and is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on its business, condition or operations.

(b)
The execution, delivery and performance by the Purchaser of the Purchase Documents to which it is a party (i) are within the Purchaser’s corporate powers, (ii) have been duly authorized by all necessary corporate or other action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Purchaser, (2) any law, rule or regulation applicable to the Purchaser, or (3) any order, writ, judgment award, injunction, decree or contractual obligation binding on or affecting the Purchaser or its property.

(c)
There are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened, against or affecting the Purchaser or any of its undertakings and assets, at law, in equity or before any arbitrator or Governmental Authority having jurisdiction which, if adversely determined, would reasonably be expected to materially adversely affect the financial condition or operations of the Purchaser or its property or the ability of the Purchaser to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

(d)
No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Purchaser of the Purchase Documents to which it is a party, other than those that have been obtained, made or taken.

(e)
Each of the Purchase Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of, and is enforceable in accordance with its terms against, the Purchaser except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

The representations and warranties of the Purchaser shall survive the Purchase Date on which such representations and warranties are given or deemed to be given pursuant to this Agreement for a period of three years following such Purchase Date.

ARTICLE 5
COVENANTS

5.1	Seller Covenants

The Seller covenants and agrees with the Purchaser that until the date on which the Outstanding Principal Balance of each Purchased Loan is reduced to zero or is determined to be uncollectible by the Servicer in accordance with the standards of a Reasonable and Prudent Mortgage Lender:

(a)
Compliance with Laws, Etc. The Seller shall comply in all respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and, maintain such existence, rights, franchises, qualifications, and privileges would not result in a Material Adverse Event.

(b)
Ownership Interest, Etc. The Seller shall take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected ownership interest in the Purchased Assets, free and clear of any Adverse Claim, except for Permitted Security Interests and the security interests created by the Purchaser, in favour of the Purchaser, including, without limitation, executing, delivering and registering all Financing Statements and taking such other action to perfect, protect or more fully evidence the interest of the Purchaser under this Agreement as the Purchaser may request; provided, however, that the Seller shall not be required to register any transfers or assignments of the Purchased Loans on the title to the related mortgaged properties until the time or times otherwise specified therefor by the Purchaser pursuant to and in accordance with this Agreement.

(c)
Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim, other than Adverse Claims in favour of the Purchaser or which are Permitted Security Interests, upon or with respect to, any or all of the Purchased Assets (including without limitation upon or with respect to any account to which any Collections of any Purchased Loans are deposited) except as herein provided.

(d)
Marking of Records. At its expense, the Seller shall mark its records relating to the Purchased Loans to clearly evidence that the Purchased Loans have been sold in accordance with this Agreement and the other Purchase Documents and showing the Purchaser as beneficial owner of the Purchased Loans.

(e)
InEligible Loan. The Seller shall promptly, and in any event not later than the next Guarantor LP Payment Date, notify the Purchaser, the Servicer and Cash Manager (in each case if other than the Seller) and the Bond Trustee after determining that any Purchased Loan was not an Eligible Loan on the applicable Purchase Date for such Purchased Loan.

(f)
Loan and Related Security Files.  The Seller undertakes that from the relevant Purchase Date until the perfection of the sale in accordance with the terms hereof, such Seller shall hold the Loan and Related Security Files relating to each New Loan and its Related Security sold by it on the relevant Purchase Date that are in its possession or under its control or held to its order to the order of the Bond Trustee or as the Bond Trustee shall direct.

(g)	Further Assurances. Each Seller undertakes to the Purchaser and the Bond Trustee that, pending perfection under Section 6, each Seller:

(i)	shall not do or omit to do any act or thing which might, in the reasonable opinion of the Bond Trustee, prejudice the interests of the Purchaser and/or the Bond Trustee in the Covered Bond Portfolio;

(ii)
shall promptly notify the Purchaser and the Bond Trustee in writing if it receives written notice of any litigation or claim calling into question in any material way that Seller's or the Purchaser's title to any Loan comprised in the Covered Bond Portfolio or its Related Security or if it becomes aware of any material breach of any of the Representations and Warranties or other obligations under this Agreement;

(iii)
shall, if reasonably required so to do by the Purchaser or the Bond Trustee, participate or join in any legal proceedings to the extent necessary to protect, preserve and enforce that Seller's or the Purchaser's or the Bond Trustee's title to or interest in any Loan or its Related Security; and

(iv)
shall make and enforce claims under any applicable insurance policies relating to the Loans and their Related Security to which the Seller is entitled to any benefit and hold the proceeds of such claims on trust for the Purchaser or as the Purchaser may direct.

ARTICLE 6
INDEMNIFICATION

6.1	Indemnities by the Seller

Without limiting any other rights that the Purchaser or any of its Affiliates, employees, agents, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees, subject to the exclusions set forth below, to indemnify each Indemnified Party from and against any and all claims, damages, expenses, losses and liabilities (including legal costs) arising out of, relating to or resulting from any of the following (all of the foregoing being collectively referred to as “Indemnified Amounts”):

(a)	the failure of any Purchased Loan to be an Eligible Loan as of its Purchase Date;

(b)
the failure of any representation or warranty or statement made or deemed made by the Seller (or any of its officers), under or in connection with this Agreement or any other Purchase Document to have been true and correct when made;

(c)
the failure by the Seller to comply with any applicable law, rule or regulation with respect to the servicing, administration, enforcement or other dealing with any Purchased Loans; or the failure of any Purchased Loans to conform to any such applicable law, rule or regulation;

(d)
the failure to sell, assign, transfer and convey to the Purchaser beneficial ownership in, and to vest in and maintain vested in, the Purchaser a valid and enforceable first priority perfected ownership interest in the Purchased Assets (including upon registration by the Purchaser of any Registrable Transfers) free and clear of any Adverse Claim (other than a Permitted Security Interest or Adverse Claim in favour of the Purchaser) including, without limitation, any claim by any Governmental Authority that any part of the Purchased Assets consisting of amounts payable by the related Borrowers constitute the property of or are otherwise subject to the ownership, control or an Adverse Claim of or in favour of such Governmental Authority other than a Permitted Security Interest;

(e)
the failure to have filed, or any delay in filing, Financing Statements, Registrable Transfers or other similar instruments or documents under any applicable laws of any applicable jurisdiction with respect to the Purchased Assets or any part thereof, whether at the time of any purchase or at any subsequent time;

(f)
any failure of the Seller to perform its covenants, duties or obligations in accordance with the provisions of this Agreement or any other Purchase Document or to perform its covenants, duties or obligations under the Purchased Loans;

(g)	any failure by the Seller or its assignee to repurchase any Purchased Loan pursuant to any of Section 2.3,

and the Seller shall pay on demand (without duplication) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts arising out of; relating to or resulting from, any of the foregoing provided, however, that the foregoing obligation of indemnification shall not include Indemnified Amounts to the extent resulting from gross negligence or wilful misconduct on the part of such Indemnified Party.

ARTICLE 7
PERFECTION OF THE SALE

7.1	Perfection

The sale, transfer and assignments contemplated by this Agreement shall be Perfected on or before the 60th day after the earliest to occur of:

(a)	a Servicer Event of Default;

(b)	the occurrence of a Covered Bond Guarantee Activation Event;

(c)
the acceptance of any offer to sell Loans and their Related Security to any person other than the Seller, unless otherwise agreed by the applicable third party purchaser and the Purchaser, with the consent of the Bond Trustee, which consent will not be unreasonably withheld; and

(d)	a Seller and/or the Purchaser being required to Perfect legal title to the Mortgages by:

(i)	law;

(ii)	by an order of a court of competent jurisdiction; or

(iii)
by any regulatory authority of which that Seller is a member or any organisation whose members comprise (but are not necessarily limited to) mortgage lenders and with whose instructions it is customary for that Seller to comply.

7.2	Registration

Subject to the terms of this Article 7, Perfection of the transfer of the Purchased Loans and their Related Security in the Covered Bond Portfolio over Properties shall be effected by means of a transfer in the form of the relevant land titles office, land registry office or similar office of public registration for the location where the real property subject thereto is situate and perfection of the transfer of other Related Security comprised in the Covered Bond Portfolio, shall be in such form as the Purchaser and the Bond Trustee (each acting reasonably) may require.

7.3	Acts Prior to Perfection

Until the happening of an event described in 7.1 of this Agreement, the Seller will hold the registered title to the Mortgages and any Related Security for the Purchased Loans as bare trustee in trust for and on behalf of the Purchaser and neither the Purchaser nor the Bond Trustee, will consent or instruct any person to, register or deposit or cause to be registered or deposited in any land registry or land titles office or similar place of public record this Agreement or any document giving any indication of the interest of the Purchaser in any of the Purchased Loans or their Related Security nor, subject to Section 3.1(b), will the Purchaser communicate in any way or manner whatsoever to the Borrower or any relevant guarantor of any Borrower under any of the Purchased Loans or their Related Security or to any Person having any interest in the property mortgaged by any of the Mortgages or in the equity of redemption in any such property based on the fact that the Purchaser owns the Purchased Loans and their Related Security.

7.4	Further Assurances

Within twenty-five Business Days following Perfection of the sale, transfer and assignments contemplated by this Agreement pursuant to Section 7, each Seller will do all of the acts, matters or things (including, for the avoidance of doubt, those acts, matters and things referred to in Section 7) as the Bond Trustee or the Purchaser requires each Seller to do.

7.5	Power of Attorney

The Seller hereby grants to the Purchaser an irrevocable power of attorney and hereby irrevocably constitutes and appoints it as its attorney-in-fact, with full power of substitution in favour of the Purchaser, to take in the place and stead of and in the name of it or in the Purchaser's own name from time to time at the Purchaser's discretion, the following:

(a)
to make all amendments, deletions, substitutions or additions to any assignment or transfer of any Purchased Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio executed by it in favour of the Purchaser (or as it may direct) which are necessary or desirable to register such assignment or transfer in the appropriate land registry or land titles office or other office of public record;

(b)
to prepare, execute, deliver and/or register such further assignments or transfers of any Purchased Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio, whether in substitution for or replacement of any existing assignment or transfer of any Purchased Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio, or otherwise, which may be necessary or desirable to register legal title to such Loan or its Related Security in the name of the Purchaser (or as it may direct) in the appropriate land registry or land titles office or other office of public record;

(c)
to prepare, execute, deliver and/or register such further documents or instruments which may be necessary or desirable to register legal title to each any Loan or its Related Security sold by it to the Purchaser in the Covered Bond Portfolio in the name of the Purchaser (or as it may direct) or to register any other document or instrument giving rise to or evidencing the interest of the Purchaser in any such Loan or its Related Security, in the appropriate land registry or land titles office or other office of public record;

(d)
to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for monies due and to become due in connection with the Purchased Assets or otherwise owed to the Purchaser;

(e)	to receive, endorse and collect any cheques, drafts or other instruments in connection with the Purchased Assets or otherwise owed to the Purchaser;

(f)	to file any claims or take any action or institute any proceedings that the Purchaser may deem to be necessary or desirable for the collection of any of the Purchased Assets; and

(g)	to execute and deliver such instruments and documents (including assignments) necessary or desirable in furtherance of the foregoing.

The power of attorney granted hereby shall be coupled with an interest.  The power of attorney and other rights and privileges granted hereby shall survive any amalgamation, reorganization, dissolution, liquidation or winding-up of the Seller.

7.6	Limitation on Power of Attorney

The Purchaser may exercise its rights under the power of attorney provided in Section 7.5 only with respect to the Purchased Assets assigned and sold to the Purchaser pursuant to this Agreement and after the occurrence of an event described in Section 7.1 of this Agreement.

7.7	Costs

Each Seller shall indemnify each of the Purchaser and the Bond Trustee from and against any and all costs, fees and expenses (including, without limitation, legal fees and expenses and any applicable GST thereon) which may be properly incurred by the Purchaser and/or the Bond Trustee by reason of the doing of any act, matter or thing referred to in this Section 7.

ARTICLE 8
PRE-EMPTIVE RIGHT

8.1	Pre-Emptive Right

Prior to the Purchaser making any offer to sell Loans and their Related Security to any person other than to the Seller, the Purchaser shall first offer to sell such Loans and their Related Security to the Seller by serving on the Seller a notice in writing in the form set out in Schedule 8.1 (the “Loan Offer Notice”), subject to and in accordance with the terms of Article 7 of the Guarantor LP Agreement.

8.2	Acceptance

(a)
Subject to Section 8.2(b), if the applicable Seller accepts the Purchaser's offer to sell the relevant Loans and their Related Security by signing the Loan Offer Notice in a manner indicating acceptance and delivering it to the Purchaser with a copy to the Bond Trustee within ten Business Days from and including the date of the Loan Offer Notice, the Purchaser shall within three Business Days of receipt of such acceptance serve a notice in writing (the “Loan Offer Repurchase Notice”) substantially in the form set out in Schedule 8.2 on the relevant Seller.

(b)
If an Issuer Event of Default has occurred prior to receipt by the Seller of a Loan Offer Notice, in addition to the conditions set out in Section 8.2(a), the Seller’s acceptance shall be conditional upon the Seller delivering with its Loan Offer Repurchase Notice, a certificate of an officer of the Seller in form acceptable to the Purchaser and the Bond Trustee, acting reasonably, certifying that, as of the date of the Loan Offer Repurchase Notice, the Seller is, and after giving effect to such purchase of the Loans the Seller will be, able to pay its debts as they fall due.

8.3	Offers to Others

Those Loans and their Related Security in respect of which the applicable Sellers reject or fail within the requisite time limit to accept the Purchaser's offer to sell shall be offered for sale by the Purchaser to third party purchasers and the Sellers in the manner and on the terms set out in Section 7.1 of the Guarantor LP Agreement.

8.4	Repurchase

(a)
Upon receipt of the Loan Offer Repurchase Notice duly signed on behalf of the Purchaser, the relevant Seller shall promptly sign and return a duplicate copy of the Loan Offer Repurchase Notice and shall repurchase from the Purchaser, and the Purchaser shall subject to Section 7.1 of the Guarantor LP Agreement re-assign or re-transfer to that Seller free from the Security created by the Security Agreement, those Loans and their Related Security (and any other Loan secured or intended to be secured by that Related Security or any part of it) referred to in the relevant Loan Offer Repurchase Notice.

(b)
Completion of the purchase and sale contemplated in this Section 8.4 will take place, upon satisfaction of any applicable conditions to the purchase and sale, on the first Guarantor LP Payment Date following receipt of the relevant Loan Offer Repurchase Notice(s) or such other date as the Guarantor LP may direct in the Loan Repurchase Notice, provided such date is not later than  the earlier to occur of the date which is (i) ten Business Days following receipt by the Guarantor LP of such Loan Offer Repurchase Notice, and (ii) the Final Maturity Date of the Earliest Maturing Covered Bonds.

(c)
The Seller shall pay the offer price specified in the relevant Loan Offer Repurchase Notice to the Purchaser prior to a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings by payment in cash to the Cash Manager and following a downgrade of the ratings of the Cash Manager below the Cash Management Deposit Ratings by deposit of the cash amount in the GIC Account.

8.5	Loans and Related Security Files

Upon such completion of the repurchase of such Loans and their Related Security in accordance with Section 8.4 above or the sale of Loans and their Related Security to a Purchaser or Purchasers, the relevant Seller shall cease to be under any further obligation to hold the relevant Loans and Related Security Files or other documents relating to the Loans and their Related Security to the order of the Purchaser and if the Purchaser holds such documents it will send them to the relevant Seller.  Any repurchase by the relevant Seller of or in respect of the Loans and their Related Security or any sale of Loans and their Related Security by the Purchaser to a Purchaser or Purchasers pursuant to Section 7 of the Guarantor LP Agreement shall constitute a discharge and release of the relevant Seller from any claims which the Purchaser or the Bond Trustee may have against the relevant Seller arising from the relevant Representations or Warranties in relation to the Loans and their Related Security previously sold by that Seller to the Purchaser only but shall not affect any rights arising from a breach of any other express provision of this Agreement or any Representation or Warranty in relation to any other Loan and other Related Security.

ARTICLE 9
MISCELLANEOUS

9.1	The Bond Trustee

If there is any change in the identity of the Bond Trustee, the parties to this Agreement shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement. The Purchaser shall indemnify the Seller for all reasonable costs incurred by the Seller in relation to such change.

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Seller or the Purchaser under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and Agreeing to amendments to this Agreement pursuant to Section 9.2.  For the avoidance of doubt, the parties to this Agreement acknowledge that the right and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligations of the Bond Trustee to act reasonably.

9.2	Amendments, Etc.

No amendment or waiver of any provision of this Agreement shall be effective unless in writing, signed by the Purchaser, the Seller and, with respect to amendments or waivers of Section 4.1 consented to by the Bond Trustee (which consent shall be given by the Bond Trustee if Rating Agency Confirmation has been received for such amendment or waiver) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Each proposed amendment or waiver of this Agreement that is considered by the Purchaser to be a material amendment or waiver shall be subject to Rating Agency Confirmation and the Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment or waiver which does not require Rating Agency Confirmation provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

9.3	Non-Petition

The Seller agrees that it shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

9.4	Notices, Etc.

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)           in the case of the Bank:

Royal Bank of Canada
Royal Bank Plaza, South Tower
14th Floor, 200 Bay Street
Toronto, Ontario
Canada  M5J 2J5

Attention: Ann Milne, Senior Manager
Facsimile number: (416) 313-8419

(b)           in the case of the Purchaser to:

RBC Covered Bond Guarantor Limited Partnership
Royal Bank Plaza, South Tower
14th Floor, 200 Bay Street
Toronto, Ontario
Canada  M5J 2J5

Attention: Ann Milne, Senior Manager
Facsimile number: (416) 313-8419

(c)           in the case of the Bond Trustee to:
Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
Canada  M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission. Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

9.5	Assignability

(a)
This Agreement and the Purchaser’s rights and obligations herein shall not be assignable, in whole or in part, by the Purchaser and its successors and assigns without the Purchaser having obtained Rating Agency Confirmation therefor and the prior written consent of the Seller, which consent shall not be unreasonably withheld; provided, however, that at any time when Royal Bank of Canada is not the Seller, the consent of the Seller to any such assignment shall not be required.

(b)
Notwithstanding Section 9.5(a), the Purchaser may assign the Purchased Loans as security for any of its obligations to the Bond Trustee including, without limitation, its obligations under the Covered Bond Guarantee.

(c)
Without limiting Section 9.5(a), the Seller may not assign its rights hereunder or any interest herein without the prior written consent of the Purchaser and the Bond Trustee and Rating Agency Confirmation having been obtained by the Purchaser in respect thereof.

9.6	Costs and Expenses

Except as herein provided, each party shall pay it own costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other documents and agreements to be delivered hereunder.

9.7	Confidentiality

In all cases and without limiting the foregoing, each Party shall comply at all times with Applicable Privacy Laws in the performance of its obligations under this Agreement.  For greater certainty, each of the Purchaser and the Bond Trustee hereby agrees not to collect, use or disclose any Personal Information, or to cause the collection or use of any such information, of any Borrower provided by the Seller to the Purchaser or the Bond Trustee for any purpose whatsoever other than the purchase, sale or servicing (including collection and enforcement) of the related Purchased Loan in accordance with this Agreement and the other Purchase Documents or any other purpose permitted hereunder or thereunder unless compelled by law and to maintain privacy policies and procedures consistent with the terms of this Agreement and compliant with all Applicable Privacy Laws.

9.8	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the law of the Province of Ontario (without giving effect to the conflict of laws principles thereof).

(b)
Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and by execution and delivery of this Agreement, each of the Purchaser, the Seller and the Bond Trustee consents, to the non-exclusive jurisdiction of those courts. Each of the Purchaser, the Seller and the Bond Trustee irrevocably waives, to the maximum extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. The Purchaser, the Seller and the Bond Trustee each waive personal service of any claim, notice of motion or application, summons, complaint or other process, which may be made by any other means permitted by Ontario law.

9.9	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

9.10	Entire Agreement

This Agreement and the other Purchase Documents constitute the entire agreement and understanding between the Purchaser, the Seller and the Bond Trustee with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

9.11	Headings

The captions and headings of this Agreement (including in any Schedule hereto) are for convenience of reference only and shall not affect the interpretation hereof or thereof.

- the balance of this page has been intentionally left blank -

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ROYAL BANK OF CANADA, as Seller

Per:
Name:
Title:

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC., as Purchaser

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE 1

LOAN ELIGIBILITY CRITERIA

The following are the eligibility criteria applicable to each Loan on and as of the applicable Cut-Off Date for such Loan:

(a)	no Issuer Event of Default or Guarantor LP Event of Default under the Transaction Documents shall have occurred which is continuing as at the relevant Purchase Date;

(b)
the Purchaser, on the advice of the Cash Manager, is not aware, and could not reasonably be expected to be aware, that the purchase of the relevant Loans and their Related Security would adversely affect the then current ratings by the Rating Agencies of the Covered Bonds;

(c)	no Loan being purchased has a Current Balance of more than C$3,000,000 on the Cut-Off Date;

(d)	no Loan being purchased relates to a Property which is not a residential Property;

(e)
no Loan being purchased constitutes a New Loan Type in respect of which no Rating Agency Confirmation has been received by the Bond Trustee such that such Loan may be sold to the Purchaser in accordance with the terms hereof;

(f)	the Loan is payable in Canada only and is denominated in Canadian Dollars;

(g)
the Loan has been duly authorized, executed and delivered by the parties thereto, is in full force and effect, unamended, except for any amendments reflected in the relevant Loan and Related Security File, and constitutes a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

(h)
the Loan permits realization by the mortgagee against the Related Security in accordance with its terms, subject to applicable law, including, without limitation, the notice requirements and other limitations contained in the Bankruptcy and Insolvency Act (Canada), statutory limitations on the rights of mortgagees to exercise their remedies and certain qualifications at out in this Agreement; the Loan constitutes the Borrower’s obligation. to pay to the mortgagee, in accordance with the scheduled payments set forth therein, the amounts owing thereunder and permits full recourse against the Borrower;

(i)	the Loan is not a Non-Performing Loan;

(j)
the Loan and Related Security is capable of being registered or recorded and has been duly registered or recorded in the appropriate land titles office, land registry office or similar office of public registration in which the property subject thereto is located reflecting the Seller as the sole mortgagee thereunder;

(k)
the Related Security constitutes a valid and enforceable first charge or mortgage in favour of the mortgagee against the related mortgaged property, subject only to Permitted Security Interests and/or Adverse Claims which, in the aggregate do not materially impair the user value or marketability of the property mortgaged thereby or the value of the Loan;

(l)
if the Loan was originated by the Seller, such Loan is accompanied by (i) an opinion on title of legal counsel qualified to practice law in the province or territory in which the property subject thereto is located to the effect that, at the time of origination of such Loan, the Borrower had good title to, and such Mortgage constituted a valid and enforceable first charge or mortgage against, such property, subject only to Adverse Claims which do not in the aggregate materially impair the use, value or marketability of the property or the value of the security constituted by the Mortgage; or (ii) a policy of title insurance to the same effect;

(m)
the Loan is not subject to any dispute, set-off, counterclaim or defence, whatsoever, is free of any Adverse Claim, and the Seller shall not have given any consents, approvals or waivers or have postponed any of its rights under or in respect of any such Loan except in the ordinary course of business and any such permitted extension, modification, consent, approval, waiver or postponement is reflected in the Loan and Related Security Files; and

(n)	the Loan has not been satisfied or rescinded, nor has any property been discharged, reconveyed or released from the charge created by the Mortgage in whole or in part.

SCHEDULE 2.2(b)

FORM OF LOAN PURCHASE NOTICE

To:       RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

This Loan  Purchase Notice is delivered to you pursuant to Section 2.2(a) of the mortgage sale agreement, made as of the 25th day of October, 2007 (the “Mortgage Sale Agreement”) between Royal Bank of Canada, as seller (in such capacity, together with its successors and permitted assigns in such capacity, the “Seller”) and as servicer, and RBC Covered Bond Guarantor Limited Partnership (the “Purchaser”), as purchaser.

Capitalized terms not defined herein shall have those meanings ascribed to them in the Mortgage Sale Agreement.

The Seller hereby irrevocably offers to sell to the Purchaser on the date indicated below the Eligible Loans, particular of which are indicated on the attached Schedule “A” attached hereto, in accordance with and subject to the terms and conditions of the Mortgage Sale Agreement:

Purchase Date:	[N.B. Insert Guarantor LP Payment Date]

Cut-Off Date:	[N.B. Insert first day of month prior to Purchase Date]

Eligible Loans:	See Schedule “A”

Aggregate Purchase Price:	$●

Outstanding Principal Balance of the
Eligible Loans:	$●

– balance left intentionally blank –

SCHEDULE OF ELIGIBLE LOANS

Name of Seller	Interest Rate of Mortgages Highest % Lowest % Weighted Average Amortization Period Months	Index Rate or Prime Rate at Cut- Off Date % Weighted Average Interest Rate %	Total Number of Eligible Loans	Aggregate Current Balance as of Cut-Off Dates

Loan Identification Number	Name of Borrower(s)	Address of Mortgage Property	Insurer Account Number	Aggregate amount advanced in respect of Loan	Interest Rate	Interest Adjustment Date	Date Last Payment Due	Current Balance of Security as of Cut-Off Date (excluding Capitalized Interest & Capitalized Arrears)	Remaining Amortization Period Months

SCHEDULE 2.2(g)

FORM OF SELLER ASSIGNMENT

THIS ASSIGNMENT made this ● day of ●, 20●.

BETWEEN:

ROYAL BANK OF CANADA,
a bank under the laws of Canada (the “Seller”)

- and -

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP,
a limited partnership formed under the laws of the Province of Ontario, by its managing general partner RBC COVERED BOND GP INC. (the “Purchaser”)

WHEREAS the Seller and the Purchaser have entered into a mortgage sale agreement made as of ●, 2007 (the “Mortgage Sale Agreement”).

NOW THIS AGREEMENT WITNESSES that in consideration of the premises and for valuable consideration the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

Unless otherwise defined herein or unless the context requires otherwise, capitalized terms shall have the same meanings herein as in the Mortgage Sale Agreement.

2.	SALE AND PURCHASE OF ELIGIBLE LOANS

The Seller hereby sells, transfers and assigns unto the Purchaser and the Purchaser hereby purchases from the Seller, all of the Seller’s beneficial ownership of the Eligible Loans, on a fully serviced basis, described in Schedule A hereto (the “Purchased Loans”), all on the terms and subject to the conditions set out in the Mortgage Sale Agreement.

3.	CONFIRMATION

The Seller hereby confirms to the Purchaser that:

(a)	the representations and warranties of the Seller contained in the Mortgage Sale Agreement are true and correct as of the date hereof;

(b)	it has made a notation in its records that beneficial ownership of the Scheduled Purchased Loans has been assigned to the Purchaser; and

(c)
until the happening of an event described in Schedule 7.1 of the Mortgage Sale Agreement, the Seller holds the registered title to the Mortgages and any Related Security for the Purchased Loans and the related Mortgage Deed and other documents evidencing and securing the Purchased Loans in trust as bare trustee and nominee for the Purchaser.

4.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the conflict of laws principles thereof).

5.	NUMBER AND GENDER

Words importing the singular include the plural and vice versa, and words importing gender include all genders.

6.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this agreement by facsimile shall be as effective as delivery of a manually executed counterpart of such signature page.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF the Seller has executed this Assignment.

ROYAL BANK OF CANADA

Per:
Name:
Title:

This Assignment is accepted by the Purchaser this _____day of  __________________, 20___.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.

Per:
Name:
Title:

SCHEDULE A

PURCHASED LOANS

SCHEDULE 4.1(l)

LOCATION OF SELLER

Royal Bank Plaza
200 Bay Street
Toronto, Ontario
Canada, M5J 2J5

SCHEDULE 8.1

FORM OF LOAN OFFER NOTICE

To:	Royal Bank of Canada (the “Seller”)
From:	RBC Covered Bond Guarantor Limited Partnership (the “Guarantor LP”)

It is hereby agreed for the purpose of this Loan Offer Notice that the “Principal Agreement” shall mean the mortgage sale agreement dated October 25, 2007 made by and among Royal Bank of Canada, as seller, Guarantor LP, as purchaser, and Computershare Trust Company of Canada, as bond trustee (the “Bond Trustee”), as the same may be or have been amended, varied or supplemented from time to time pursuant to the terms of that agreement.

Unless otherwise defined herein, capitalized words and expressions in this Loan Offer Notice shall have the same meanings given thereto in the Principal Agreement.

In accordance with and subject to Article 8 of the Principal Agreement we make an offer to you on the following terms:

1.
This Loan Offer Notice constitutes an offer to sell the certain Loans and their Related Security more particularly described in Schedule “A” hereto to you at the offer price in aggregate equal to the greater of the Fair Market Value of such Loans and the Adjusted Required Redemption Amount.

2.
This offer is capable of acceptance by you within ten (10) Business Days from and including the date of this Loan Offer Notice.  If you do not accept this offer, we intend to sell the Loans and their Related Security described in Schedule “A” hereto to a third party or third parties.

3.	This Loan Offer Notice shall incorporate, mutatis mutandis, the relevant provisions of the Principal Agreement.

You may accept this offer to you by signing the duplicate of this Loan Offer Notice in a manner indicating acceptance and delivering it to the Guarantor LP with a copy to the Bond Trustee.

We refer you to the Principal Agreement as to your rights, and the consequences of failure to accept this offer in time or at all or of doing so in a manner other than that specified in the Principal Agreement.

[Remainder of this page is intentionally left blank.]

Dated as of the [●]

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.

Per:
Name:
Title:

We accept the offer contained in this Loan Offer Notice.

Dated as of the [●]

ROYAL BANK OF CANADA

Per:
Name:
Title:

Schedule “A”

1.	2.	3.	4.	5.
Title No. (if registered)	Borrower	Account No.	Property Postal Code	Date of Mortgage

SCHEDULE 8.2

FORM OF LOAN OFFER REPURCHASE NOTICE

To:	Royal Bank of Canada (the “Seller”)

From:	RBC Covered Bond Guarantor Limited Partnership (the “Guarantor LP”)

It is hereby agreed for the purpose of this Loan Offer Repurchase Notice that the “Principal Agreement” shall mean the mortgage sale agreement dated October 25, 2007 made by and among Royal Bank of Canada, as seller, Guarantor LP, as purchaser, and Computershare Trust Company of Canada, as bond trustee (the “Bond Trustee”), as the same may be or have been amended, varied or supplemented from time to time pursuant to the terms of that agreement.

Unless otherwise defined herein, capitalized words and expressions in this Loan Offer Repurchase Notice shall have the same meanings given thereto in the Principal Agreement.

In accordance with Article 8 of the Principal Agreement, upon receipt of this Loan Offer Repurchase Notice by the Seller there shall exist between the Seller and the Guarantor LP an agreement (the “Agreement for Sale”) for the sale by the Guarantor LP to the Seller of the Loans and their Related Security more particularly described in Schedule “A” hereto.  Completion of such sale shall take place on [INSERT DATE] and the price payable by the Seller for the Loans and their Related Security more particularly described in Schedule “A” hereto shall be in aggregate equal to the greater of the Fair Market Value of such Loans and the Adjusted Required Redemption Amount.

The Agreement for Sale shall incorporate, mutatis mutandis, the relevant provisions of the Principal Agreement.

Dated as of the [●]
RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, acting by its managing general partner RBC COVERED BOND GP INC.

Per:
Name:
Title:

We hereby acknowledge receipt of and confirm the contents of the Loan Repurchase Notice dated [●].

ROYAL BANK OF CANADA

Per:
Name:
Title:

Schedule “A”

1.	2.	3.	4.	5.
Title No. (if registered)	Borrower	Account No.	Property Postal Code	Date of Mortgage